Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Iovance Biotherapeutics, Inc. Amended and Restated 2021 Inducement Plan of our reports dated February 24, 2026, with respect to the consolidated financial statements of Iovance Biotherapeutics, Inc. and the effectiveness of internal control over financial reporting of Iovance Biotherapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California
June 18, 2026